                                                                   EXHIBIT 4.2


                               ANDROMEDIA, INC.

               AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT


                         First Closing: March 15, 1999
                         Second Closing: April 8, 1999

                               TABLE OF CONTENTS

                                                                                                 Page
                                                                                                 ----
1.   Certain Definitions..........................................................................  1

2.   Financial Statements and Reports to Shareholders.............................................  3

3.   Additional Information.......................................................................  3

4.   Inspection...................................................................................  4

5.   Use of Information; Termination of Covenants.................................................  4

6.   Demand Registration..........................................................................  4

     6.1     Request for Registration on Form Other Than Form S-3.................................  4
     6.2     Right of Deferral of Registration on Form Other Than Form S-3........................  5
     6.3     Request for Registration on Form S-3.................................................  5
     6.4     Right of Deferral of Registration on Form S-3........................................  5
     6.5     Registration of Other Securities in Demand Registration..............................  5
     6.6     Underwriting in Demand Registration..................................................  6
     6.7     Blue Sky.............................................................................  7

7.   Piggyback Registration.......................................................................  7

     7.1     Notice of Piggyback Registration and Inclusion of Registrable Securities.............  7
     7.2     Underwriting in Piggyback Registration...............................................  7
     7.3     Blue Sky in Piggyback Registration...................................................  9

8.   Expenses of Registration.....................................................................  9

9.   Registration Procedures......................................................................  9

10.  Information Furnished by Holder..............................................................  9

11.  Indemnification.............................................................................. 10

     11.1    Company's Indemnification of Holders................................................. 10
     11.2    Holder's Indemnification of Company.................................................. 10
     11.3    Indemnification Procedure............................................................ 11

12.  Company's Grant of Right of First Offer...................................................... 11

13.  Limitations on Registration Rights Granted to Other Securities............................... 13

14.  Transfer of Rights........................................................................... 13

15.  Market Stand-off............................................................................. 14

16.  Miscellaneous................................................................................ 14

     16.1    Entire Agreement; Successors and Assigns............................................. 14
     16.2    Governing Law........................................................................ 14
     16.3    Counterparts......................................................................... 14
     16.4    Headings............................................................................. 14
     16.5    Notices.............................................................................. 14
     16.6    Amendment of Agreement............................................................... 15

SCHEDULE A     Schedule of Investors
----------

               AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT


     This AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT (the "Agreement") is
                                                                 ---------
made as of March 15, 1999 by Andromedia, Inc., a California corporation (the "Company") and the purchasers of the Company's Series C Preferred Stock ("Series
                                                                          ------
C Preferred Stock"), Series D Preferred Stock ("Series D Preferred Stock"),
-----------------                               ------------------------
Series E Preferred Stock ("Series E Preferred Stock") and certain holders of the
                           ------------------------
Company's Common Stock ("Certain Common Shareholders") set forth on the attached Schedule A who become signatories to this Agreement. Such purchasers and holders set forth on the attached Schedule A shall be referred to hereinafter as the "Investors," and each individually as an "Investor."
     ---------                                --------

                                R E C I T A L S
                                ---------------

     A. Certain of the Investors hold shares of the Company's (i) Series C Preferred Stock, (ii) Series D Preferred Stock or (iii) Common Stock issued pursuant to the acquisition of Likeminds, Inc. by the Company (the "Merger") and such Investors possess certain rights pursuant to that certain Second Amended and Investors' Rights Agreement dated as of October 9, 1998 (the "Prior
                                                                  -----
Agreement");
---------

     B. The undersigned Investors who hold Series C Preferred Stock, Series D Preferred Stock or Common Stock desire to terminate the Prior Agreement and to accept the rights created pursuant hereto in lieu of the rights granted to them under the Prior Agreement;

     C. The Company and certain of the Investors have entered into that certain Series E Preferred Stock Purchase Agreement dated of even date herewith (the "Purchase Agreement") pursuant to which the Company agreed to sell and
      ------------------
certain of the Investors agreed to purchase up to 4,245,683 shares of the Company's Series E Preferred Stock (the "Series E Financing"); and
                                         ------------------

     D. In connection with the consummation of the Series E Financing, the Company and the Investors desire to provide for certain rights to be granted to and certain covenants to be made with the Investors with respect to information about the Company and registration of the Common Stock issued upon conversion or exercise of certain outstanding securities of the Company, and hereby agree that this Agreement shall govern the rights of the Investors as to certain matters as set forth herein.

     NOW THEREFORE, the parties hereto agree that the Prior Agreement shall be amended and restated in its entirety to read as follows:

      1.  Certain Definitions.  As used in this Agreement, the following terms
          -------------------
shall have the following respective meanings:

          (a) "Commission" shall mean the Securities and Exchange Commission or
               ----------
any other federal agency at the time administering the Securities Act.

          (b) "Common Stock" shall mean Common Stock of the Company.
               ------------

          (c) "Form S-3" shall mean Form S-3 issued by the Commission or any
               --------
substantially similar form then in effect.

          (d) "Holder" shall mean any holder of outstanding Registrable
               ------
Securities which have not been sold to the public, but only if such holder is an Investor or an assignee or transferee of registration rights as permitted by
Section 14.

          (e) "Initiating Holders" shall mean Holders who in the aggregate hold
               ------------------
at least thirty percent (30%) of the Registrable Securities.

          (f) "Material Adverse Event" shall mean an occurrence having a
               ----------------------
consequence that (a) is materially adverse as to the business, properties, prospects or financial condition of the Company or (b) is reasonably foreseeable, has a reasonable likelihood of occurring, and if it were to occur might materially adversely affect the business, properties, prospects or financial condition of the Company.

          (g) "Permitted Transferee" shall mean, for each Investor which is a
               --------------------
partnership or limited liability company, an affiliate (as defined in the Securities Act) ("Affiliate"), a direct or indirect constituent member or partner or a retired partner or member of such partnership or limited liability company, or the estate of any such partner or retired partner or member.

          (h) The terms "Register", "Registered" and "Registration" refer to a
                         --------    ----------       ------------
registration effected by preparing and filing a registration statement in compliance with the Securities Act ("Registration Statement"), and the
                                     ----------------------
declaration or ordering of the effectiveness of such Registration Statement by the Commission.

          (i) "Registrable Securities" shall mean (i) shares of Common Stock
               ----------------------
issued or issuable pursuant to the conversion of the Shares, (ii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the Shares (iii) shares of Common Stock issued or issuable pursuant to the conversion of New Securities (as defined in Section 12 hereof) acquired by an Investor under
Section 12 hereof and (iv) the shares of Common Stock issued to Certain Common Shareholders pursuant to the Merger, excluding in all cases, however, any Registrable Securities that have been sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction or which have been sold in a private transaction in which the transferor's rights under this Agreement are not assigned.

          (j) "Registrable Securities then outstanding" shall be equal to the
               ---------------------------------------
sum of (i) the number of shares of Common Stock outstanding that are Registrable Securities and (ii) the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities that are exercisable or convertible into Registrable Securities.

          (k) "Registration Expenses" shall mean all expenses incurred by the
               ---------------------
Company in complying with Section 6 or 7 of this Agreement, including without limitation, all federal and state registration, qualification and filing fees, printing expenses, fees and disbursements of counsel for the Company and one special counsel for Holders (if different from the Company), blue sky fees and expenses, and the expense of any special audits incident to or required by any such registration.

          (l) "Securities Act" shall mean the Securities Act of 1933, as
               --------------
amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

          (m) "Selling Expenses" shall mean all underwriting discounts and
               ----------------
selling commissions applicable to the sale of Registrable Securities pursuant to this Agreement.

          (n) "Shares" shall mean the Company's Series C Preferred Stock, Series
               ------
D Preferred Stock, Series E Preferred Stock and shares of Common Stock issued to Certain Common Shareholders pursuant to the Merger.

      2.  Financial Statements and Reports to Shareholders.  As long as an
          ------------------------------------------------
Investor (together with any affiliates) or its transferee holds either (i) not less than twenty percent (20%) of a class or series of the Registrable Securities then outstanding or (ii) Registrable Securities with an original cost to such Investor of $500,000, the Company shall deliver to such Investor as soon as practicable after the end of each fiscal year of the Company, and in any event within 90 days thereafter, an audited consolidated balance sheet of the Company as of the end of such year and audited consolidated statements of income, shareholders' equity and cash flows for such year, and any related management letter from the Company's accountants, which year-end financial reports shall be in reasonable detail, and shall be prepared by an independent "Big Five" public accounting firm in accordance with generally accepted accounting principles and fairly reflecting the fiscal affairs of the Company to the date thereof. In addition, the Company shall deliver to each such Investor (together with any affiliates) or its transferee holding either (i) not less than twenty percent (20%) of a class or series of the Registrable Securities then outstanding or (ii) Registrable Securities with an original cost to such Investor of $500,000: (a) as soon as practicable after the end of each fiscal quarter of the Company, and in any event within 30 days thereafter, financial statements of the Company on a quarterly basis prepared in accordance with generally accepted accounting principles, consistently applied, fairly reflecting the fiscal affairs of the Company to the date thereof and certified by the Chief Financial Officer of the Company, and (b) contemporaneously with delivery to holders of Common Stock, a copy of each report of the Company delivered to holders of Common Stock.

      3.  Additional Information. As long as an Investor (together with any
          ----------------------
affiliates) or its transferee holds either (i) not less than twenty percent (20%) of a class or series of the Registrable Securities then outstanding or
(ii) Registrable Securities with an original cost to such Investor of $500,000, the Company will deliver to such Investor:

          (a) As soon as practicable after the end of each month, and in any event within 20 days thereafter, consolidated balance sheets of the Company and its subsidiaries, if any, as of the end of such month, and consolidated statements of income and cash flow for such month and for the current fiscal year to date together with comparisons to the applicable month of the prior fiscal year and the applicable monthly budget.

          (b) As soon as practicable after the end of every second month, a management report describing the current status of the Company and its operations and prospects.

          (c) As soon as practicable following submission to and approval by the Board of Directors of the Company, but in no event later than 30 days prior to the end of each fiscal year, each operating budget and plan (the "Plan")
                                                                  ----
respecting the next fiscal year and a summary of each such Plan containing a monthly financial budget together with any update of the Plan as such update is prepared.

          (d) Prompt notice of any material litigation or any material adverse claims, disputes or other developments relating to the Company.

          (e) Other information reasonably requested by such Investor.

      4.  Inspection.  As long as an Investor (together with any affiliates) or
          ----------
its transferee holds either (i) not less than twenty percent (20%) of a class or series of the Registrable Securities then outstanding or (ii) Registrable Securities with an original cost to such Investor of $500,000, the Company shall permit the Investor, at such Investor's expense, to visit and inspect the Company's properties, to examine its books of account and records and to discuss the Company's affairs, finances and accounts with its officers, all at such reasonable times as may be requested by each such Investor; provided, however, that Company shall not be obligated pursuant to this Section 4 to provide any information which it reasonably considers to be a trade secret. Each Investor hereby agrees to hold in confidence and trust and not to misuse or disclose any confidential information provided pursuant to this Section 4, except that Investors may disclose confidential information to their legal or financial or similar representatives or Affiliates on a "need-to-know" basis so long as such legal or financial or similar representatives or Affiliates have agreed to be bound by the confidentiality and non-disclosure agreements set forth herein and to not further disclose any such confidential information. The Company shall not be required to comply with this Section 2.2 in respect of any Investor whom the Company reasonably determines to be a competitor or potential competitor of the Company. Subject to Section 5, the rights of an Investor under this Section 4 may not be assigned as part of such Investor's sale of any of the Registrable Securities except with the consent of the Company, which consent shall not be unreasonably withheld, and except as provided by Section 14 hereof.

      5.  Use of Information; Termination of Covenants.  The covenants of the
          --------------------------------------------
Company set forth in Section 2, 3 or 4 shall be terminated and be of no further force or effect upon the earlier of (a) the date when a Registration Statement filed by the Company under the Securities Act, in connection with the first public offering of its equity securities (other than either a public offering limited solely to employees of the company or an offering pursuant to Rule 145 under the Securities Act) becomes effective and (b) the date the Company registers any securities under the Securities Exchange Act of 1934, as amended ("Exchange Act"), and such covenants
                                              ------------
shall terminate as to any Investor as of such date as such Investor (together with any Affiliate) or its transferee no longer holds at least the lesser of (i) fifty percent (50%) of the shares of the capital stock of the Company originally held by such Investor and (ii) Registrable Securities with an original cost to such Investor of $500,000.

      6.  Demand Registration.
          -------------------

          6.1  Request for Registration on Form Other Than Form S-3.  Subject to
               ----------------------------------------------------
the terms of this Agreement, in the event that the Company shall receive from the Initiating Holders at any time after the earlier of (a) three (3) years from the date of this Agreement and (b) six months following the Company's initial public offering of its equity securities under a Registration Statement, a written request that the Company effect any firmly-underwritten Registration with respect to all or a part of the Registrable Securities on a Form other than Form S-3 for an offering of at least 20% of the then outstanding Registrable Securities (or any lesser percent if the reasonably anticipated aggregate offering price to the public would exceed $2,000,000), the Company shall (i) promptly give written notice of the proposed Registration to all other Holders and shall (ii) as soon as practicable, use its best efforts to effect Registration of the Registrable Securities specified in such request, together with any Registrable Securities of any Holder joining in such request as are specified in a written request given within 20 days after written notice from the Company. The Company shall not be obligated to take any action to effect any such Registration pursuant to this Section 6.1 after the Company has effected four such Registrations pursuant to this Section 6.1 and such Registrations have been declared effective by the Commission.

          6.2  Right of Deferral of Registration on Form Other Than Form S-3.
               -------------------------------------------------------------
If the Company shall furnish to all such Holders who joined in the request a certificate signed by the President of the Company stating that, in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company for any Registration to be effected as requested under Section 6.1, the Company shall have the right, exercisable one time only, to defer the filing of a Registration Statement with respect to such offering for a period of not more than 90 days from delivery of the request of the Initiating Holders.

          6.3  Request for Registration on Form S-3.  Subject to the terms of
               ------------------------------------
this Agreement, in the event that the Company receives from Holders who in the aggregate hold Registrable Securities for which the reasonably anticipated aggregate offering price to the public would exceed $2,000,000, a written request that the Company effect any Registration on Form S-3 (or any successor form to Form S-3 regardless of its designation) at a time when the Company is eligible to register securities on Form S-3 (or any successor form to Form S-3 regardless of its designation), but not within six (6) months of the effective date of a Registration for an offering of Registrable Securities, the Company will promptly give written notice of the proposed Registration to all the Holders and will as soon as practicable use its best efforts to effect Registration of the Registrable Securities specified in such request, together with all or such portion of the Registrable Securities of any Holder joining in such request as are specified in a written request delivered to the Company within 30 days after written notice from the Company of the proposed Registration. There shall be no limit to the number of occasions on which the Company shall be obligated to effect Registration under this Section 6.3; provided, however, that the Company shall not be obligated to effect such Registration more than once in any twelve (12) month period.

          6.4  Right of Deferral of Registration on Form S-3.  If the Company
               ---------------------------------------------
shall furnish to all such Holders who joined in the request a certificate signed by the President of the Company stating that, in the good faith judgment of the Board of Directors of the Company, it would not be in the best interests of the Company for any Registration to be effected as requested under Section 6.3, the Company shall have the right, exercisable one time only for each request for registration by the Holders, to defer the filing of a Registration Statement on Form S-3 with respect to such offering for a period of not more than ninety (90) days from delivery of the request by such Holders.

          6.5  Registration of Other Securities in Demand Registration.  Any
               -------------------------------------------------------
Registration Statement filed pursuant to the request of the Initiating Holders under this Section 6 may, subject to the provisions of Section 6.6, include securities of the Company other than Registrable Securities.

          6.6  Underwriting in Demand Registration.
               -----------------------------------

               6.6.1  Notice of Underwriting.  If the Initiating Holders intend
                      ----------------------
to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 6, and the Company shall include such information in the written notice referred to in Section 6.1 or 6.3. The right of any Holder to Registration pursuant to Section 6 shall be conditioned upon such Holder's agreement to participate in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting.

               6.6.2  Inclusion of Other Holders in Demand Registration.  If the
                      -------------------------------------------------
Company, officers or directors of the Company holding Common Stock other than Registrable Securities or holders of securities other than Registrable Securities, request inclusion in such Registration, the Initiating Holders, to the extent they deem advisable and consistent with the goals of such Registration, shall, on behalf of all Holders, offer to any or all of the Company, such officers or directors and such holders of securities other than Registrable Securities that such securities be included in the underwriting and may condition such offer on the acceptance by such persons of the terms of this
Section 6. In the event, however, that the number of shares requested to be registered by the Company so included exceeds the number of shares of Registrable Securities included by all Holders, such Registration shall be treated as governed by Section 7 hereof rather than Section 6, and it shall not count as a Registration for purposes of Section 6.1 hereof, provided that, the Holders shall receive priority in the event of any market cut-back.

               6.6.3  Selection of Underwriter in Demand Registration.  The
                      -----------------------------------------------
Company shall (together with all Holders proposing to distribute their securities through such underwriting) enter into an underwriting agreement with the representative ("Underwriter's Representative") of the underwriter or
                     ----------------------------
underwriters of national reputation selected for such underwriting by the Holders of a majority of the

Registrable Securities being registered by the Initiating Holders and reasonably agreed to by the Company.

               6.6.4  Marketing Limitation in Demand Registration.  In the event
                      -------------------------------------------
the Underwriter's Representative advises the Initiating Holders in writing that market factors (including without limitation, the aggregate number of shares of Common Stock requested to be Registered, the general condition of the market, and the status of the persons proposing to sell securities pursuant to the Registration) require a limitation of the number of shares to be underwritten, then (i) first the Common Stock held by officers or directors of the Company,
(ii) next the other securities other than Registrable Securities, and (iii) last the securities requested to be registered by the Company, shall be excluded from such Registration to the extent required by such limitation. If a limitation of the number of shares is still required, the Initiating Holders shall so advise all Holders and the number of shares of Registrable Securities that may be included in the Registration and underwriting shall be allocated among all Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities then owned by such Holders. No Registrable Securities or other securities excluded from the underwriting by reason of this Section 6.6.4 shall be included in such Registration Statement.

               6.6.5  Right of Withdrawal in Demand Registration.  If any Holder
                      ------------------------------------------
of Registrable Securities, or a holder of other securities entitled (upon request) to be included in such Registration, disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company, the underwriter and the Initiating Holders delivered at least seven days prior to the effective date of the Registration Statement. The securities so withdrawn shall also be withdrawn from the Registration Statement.

          6.7  Blue Sky.  In the event of any Registration pursuant to Section
               --------
6, the Company will exercise its best efforts to Register and qualify the securities covered by the Registration Statement under such other securities or Blue Sky laws of such jurisdictions (not exceeding 20 at the expense of the Company) as shall be reasonably appropriate for the distribution of such securities; provided, however, that (i) the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, and (ii) notwithstanding anything in this Agreement to the contrary, in the event any jurisdiction in which the securities shall be qualified imposes a non-waivable requirement that expenses incurred in connection with the qualification of the securities be borne by selling shareholders, such expenses shall be payable pro rata by selling shareholders.

     7.   Piggyback Registration.
          ----------------------

          7.1  Notice of Piggyback Registration and Inclusion of Registrable
               -------------------------------------------------------------
Securities.  Subject to the terms of this Agreement, in the event the Company
----------
decides to Register any of its Common Stock (either for its own account or the account of a security holder or holders exercising their respective demand registration rights) on a form that would be suitable for a registration involving Registrable Securities, the Company will: (i) promptly give each Holder written notice thereof (which shall include a list of the jurisdictions in which the Company intends to attempt to qualify such securities under the applicable Blue Sky or other state securities laws) and (ii) include in such Registration (and any related qualification under Blue Sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request delivered to the Company by any Holder within 15 days after delivery of such written notice from the Company.

          7.2  Underwriting in Piggyback Registration.
               --------------------------------------

               7.2.1  Notice of Underwriting in Piggyback Registration.  If the
                      ------------------------------------------------
Registration of which the Company gives notice is for a Registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 7.1. In such event the right of any Holder to Registration shall be conditioned upon such underwriting and the inclusion of such Holder's Registrable securities in such underwriting to the extent provided in this Section 7. All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other holders distributing their securities through such underwriting) enter into an underwriting agreement with the Underwriter's Representative for such offering. The Holders shall have no right to participate in the selection of the underwriters for an offering pursuant to this Section 7.

               7.2.2  Marketing Limitation in Piggyback Registration.  In the
                      ----------------------------------------------
event the Underwriter's Representative advises the Holders seeking registration of Registrable Securities pursuant to Section 7 in writing that market factors (including, without limitation, the aggregate number of shares of Common Stock requested to be Registered, the general condition of the market, and the status of the persons proposing to sell securities pursuant to the Registration) require a limitation of the number of shares to be underwritten, the Underwriter's Representative (subject to the allocation priority set forth in Section 7.2.3) may:

               (a) in the case of the Company's initial Registered public offering, exclude some or all Registrable Securities from such registration and underwriting;

               (b) in the case of the first Registered public offering subsequent to the initial public offering, limit the number of shares of Registrable Securities to be included in such Registration and underwriting to not less than twenty percent (20%) of the securities included in such Registration (based on aggregate market values); and

               (c) in the case of any subsequent registered public offering, limit the number of shares of Registrable Securities to be included in such Registration and underwriting to not less than twenty five percent (25%) of the securities included in such Registration (based on aggregate market values).

               7.2.3  Allocation of Shares in Piggyback Registration.  In the
                      ----------------------------------------------
event that the Underwriter's Representative limits the number of shares to be included in a Registration pursuant to Section 7.2.2, the number of shares to be included in such Registration shall be allocated (subject to Section 7.2.2) in the following manner: First, the shares held by officers or directors of the Company shall be excluded from such registration and underwriting to the extent required by such limitation and if such exclusion is not sufficient, then shares held by holders of securities other than Registrable Securities requesting and legally entitled to include shares in such Registration shall be excluded from such registration and underwriting to the extent required by such limitation. If a limitation of the number of shares is still required after such exclusions, the number of shares that may be included in the Registration and underwriting by selling shareholders shall be allocated among all other Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities then owned by such Holders. No Registrable Securities or other securities excluded from the underwriting by reason of this Section 7.2.3 shall be included in the Registration Statement.

               7.2.4  Withdrawal in Piggyback Registration.  If any Holder
                      ------------------------------------
disapproves of the terms of any such underwriting, he may elect to withdraw therefrom by written notice to the Company and the underwriter delivered at least seven days prior to the effective date of the Registration Statement. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such Registration.

          7.3  Blue Sky in Piggyback Registration. In the event of any
               ----------------------------------
Registration of Registrable Securities pursuant to Section 7, the Company will exercise its best efforts to Register and qualify the securities covered by the Registration Statement under such other securities or Blue Sky laws of such jurisdictions (not exceeding 20 unless otherwise agreed to by the Company) as shall be reasonably appropriate for the distribution of such securities; provided, however, that (i) the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, and (ii) notwithstanding anything in this Agreement to the contrary, in the event any jurisdiction in which the securities shall be qualified imposes a non-waivable requirement that expenses incurred in connection with the qualification of the securities be borne by selling shareholders, such expenses shall be payable pro rata by selling shareholders.

     8.   Expenses of Registration.  All Registration Expenses incurred in
          ------------------------
connection with all Registrations pursuant to Section 6 and Section 7 shall be borne by the Company. Notwithstanding the above, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 6 if the registration request is subsequently withdrawn at the request of the holders of a majority of the Registrable Securities to be registered (which Holders shall bear such expenses), unless the holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 6; provided further, however, that if at the time of such withdrawal (i) the Holders have learned of a Material Adverse Event with respect to the condition, business or prospects of the Company not known to the Holders at the time of their request, (ii) a marketing limitation was imposed by the Underwriter's Representative such that the Holders would be unable to include at least 50% of such Holder's Registrable Securities (or 100% of such Holder's Registrable Securities if the registration is the Holder's last right to a demand registration pursuant to Section 6) requested to be included in such registration or (iii) the Holders reasonably believe that the Company will fail to comply with the Securities Act in effecting such registration, then the Holders shall not be required to pay any of such expenses and shall not forfeit a right to a demand registration pursuant to Section 6. All Selling Expenses shall be borne by the holders of the securities registered pro rata on the basis of the number of shares registered.

     9.   Registration Procedures.  The Company will keep each Holder whose
          -----------------------
Registrable Securities are included in any Registration pursuant to this Agreement advised as to the initiation and completion of such Registration. At its expense the Company will: (a) use its best efforts to keep such Registration effective for a period of 180 days or until the Holder or Holders have completed the distribution described in the Registration Statement relating thereto, whichever first occurs; (b) before filing such Registration Statement or any amendments thereto, furnish such number of prospectuses (including preliminary prospectuses) and other documents as a Holder from time to time may reasonably request and (c) take other customary actions to carry out its obligations, and to provide the Holders of Registrable Securities the benefits, granted to them hereunder.

     10.  Information Furnished by Holder.  It shall be a condition precedent of
          -------------------------------
the Company's obligations under this Agreement that each Holder of Registrable Securities included in any Registration furnish to the Company such information regarding such Holder and the distribution proposed by such Holder or Holders as the Company may reasonably request.

     11.  Indemnification.
          ---------------

          11.  Company's Indemnification of Holders.  To the extent permitted by
               ------------------------------------
law, the Company will indemnify each Holder, each of its officers, directors and constituent partners, legal counsel for the Holders, and each person controlling such Holder within the meaning of the Securities Act, with respect to which Registration, qualification or compliance of Registrable Securities has been effected pursuant to this Agreement, and each underwriter, if any, and each person who controls any underwriter against all claims, losses, damages or liabilities (or actions in respect thereof) to the extent such claims, losses, damages or liabilities arise out of or are based upon any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus or other document (including any related Registration Statement) incident to any such Registration, qualification or compliance, or are based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of any rule or regulation promulgated under the Securities Act applicable to the Company and relating to action or inaction required of the Company in connection with any such Registration, qualification or compliance; and the Company will reimburse each such Holder, each such underwriter and each person who controls any such Holder or underwriter, for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action; provided, however, that the indemnity contained in this Section 11.1 shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if settlement is effected without the consent of the Company (which consent shall not unreasonably be withheld); and provided, further, that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based upon any untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by such Holder, underwriter, or controlling person and stated to be specifically for use in connection with the offering of securities of the Company.

          11.  Holder's Indemnification of Company.  To the extent permitted by
               -----------------------------------
law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such

Registration, qualification or compliance is being effected pursuant to this Agreement, severally, but not jointly with other Holders, indemnify the Company, each of its directors and officers, each legal counsel and independent accountant of the Company, each underwriter, if any, of the Company's securities covered by such a Registration Statement, each person who controls the Company or such underwriter within the meaning of the Securities Act, and each other such Holder, each of its officers, directors and constituent partners and each person controlling such other Holder, against all claims, damages and liabilities (or actions in respect thereof) arising out of or based upon any untrue statement (or alleged untrue statement) of a material fact contained in any such Registration Statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by such Holder of any rule or regulation promulgated under the Securities Act applicable to such Holder and relating to action or inaction required of such Holder in connection with any such Registration, qualification or compliance; and will reimburse the Company, such Holders, such directors, officers, partners, persons, law and accounting firms, underwriters or control persons for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such Registration Statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use in connection with the offering of securities of the Company, provided, however, that each Holder's liability under this Section 11.2 shall not exceed such Holder's proceeds from the offering of securities made in connection with such Registration.

          11.3 Indemnification Procedure.  Promptly after receipt by an
               -------------------------
indemnified party under this Section 11 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under this Section 11, notify the indemnifying party in writing of the commencement thereof and generally summarize such action. The indemnifying party shall have the right to participate in and to assume the defense of such claim; provided, however, that the indemnifying party shall be entitled to select counsel for the defense of such claim with the approval of any parties entitled to indemnification, which approval shall not be unreasonably withheld; provided further, however, that if either party reasonably determines that there may be a conflict between the position of the Company and the Investors in conducting the defense of such action, suit or proceeding by reason of recognized claims for indemnity under this Section 11, then counsel for such party shall be entitled to conduct the defense to the extent reasonably determined by such counsel to be necessary to protect the interest of such party. The failure to notify an indemnifying party promptly of the commencement of any such action, if prejudicial to the ability of the indemnifying party to defend such action, shall relieve such indemnifying party, to the extent so prejudiced, of any liability to the indemnified party under this Section 11, but the omission so to notify the indemnifying party will not relieve such party of any liability that such party may have to any indemnified party otherwise other than under this Section 11.

          11.4 If the indemnification provided for in this Section 11 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any claim, loss, damage, liability or action referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such claim, loss, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such claim, loss, damage, liability or action as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the violation of law or the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to acts of or information supplied by the indemnifying party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

      12. Company's Grant of Right of First Offer.  So long as any Shares (or
          ---------------------------------------
shares of Common Stock issuable upon conversion of the Shares) are outstanding, the Company hereby grants to the Investors the right of first offer to purchase, pro rata, a portion of "New Securities" (as defined in this Section 12) that the
                        --------------
Company may, from time to time, propose to sell and issue.  The Investor's "Pro
                                                                            ---
Rata Share", for purposes of this right of first offer, is the ratio of (X) the
----------
number of shares of Common Stock (assuming conversion, exercise or exchange of all outstanding securities convertible into or exercisable or exchangeable for Common Stock) owned by such Investor to (Y) the total number of shares of Common Stock then outstanding (assuming conversion, exercise or exchange of all outstanding Preferred Stock (as defined below)) and all outstanding options to purchase Common Stock of the Company. This right of first offer shall be subject to the following provisions:

          (a)  "New Securities" shall mean any Common Stock and any series of
                --------------
preferred stock ("Preferred Stock") of the Company whether or not authorized on
                  ---------------
the date hereof, and rights, options, or warrants to purchase such Common Stock or Preferred Stock, and securities (or rights to acquire securities) of any type whatsoever that are, or may become, convertible into said Common Stock or Preferred Stock; provided, however, that New Securities does not include the following:

               (i) shares of Common Stock, or options to purchase shares of Common Stock, issued or granted to officers, directors, employees and consultants of the Company pursuant to stock and option plans or arrangements approved by a majority of the disinterested directors on the Board of Directors;

               (ii) shares of Common Stock issuable upon conversion of the Company's Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock;

               (iii) securities of the Company offered to the public pursuant to a bona fide public offering;

               (iv) securities of the Company issued pursuant to the acquisition of another corporation by the Company by merger, purchase of substantially all of the assets, or other reorganization whereby the Company owns not less than fifty-one percent (51%) of the voting power of such other corporation;

               (v) shares of Common Stock or Preferred Stock issued in connection with any stock split, stock dividend, or recapitalization by the Company; and

               (vi) shares of the Company's Common Stock or Preferred Stock or options to purchase shares of the Company's Common Stock or Preferred Stock issued to financial institutions or lessors in connection with commercial credit arrangements, equipment financings or similar transactions approved by the Company's Board of Directors.

          (b) In the event that the Company proposes to undertake an issuance of New Securities, it shall give the Investors written notice of its intention, describing the type of New Securities, the price, and the general terms upon which the Company proposes to issue the same. The Investors shall have twenty
(20) business days from the date such notice is given to agree to purchase its share of such New Securities at the price and upon the general terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased. If not all of the Investors elect to purchase their Pro Rata Share of the New Securities, then the Company shall promptly notify in writing the Investors who do so elect and shall offer such Investors the right to acquire such unsubscribed shares (the "Unsubscribed
                                                              ------------
Shares").  Each such Investor shall have five (5) days after receipt of such
------
notice to notify the Company of its election to purchase all or a portion of the Unsubscribed Shares. However, if more than one such Investor elects to purchase the Unsubscribed Shares, each such Investor shall be entitled to purchase only the portion of such Unsubscribed Shares equal to (X) the number of shares of Common Stock (assuming conversion, exercise or exchange of all securities convertible into or exercisable or exchangeable for Common Stock) owned by such Investor immediately prior to the issuance of New Securities divided by (Y) the aggregate number of shares of Common Stock (assuming conversion, exercise or exchange of all securities convertible into or exercisable or exchangeable for Common Stock) held by all such Investors who elect to purchase the Unsubscribed Shares.

          (c) The Company shall have one hundred and twenty (120) days thereafter to sell (or enter into an agreement pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within sixty (60) days from the date of such agreement) any New Securities not acquired by the Investors at a price and upon general terms no more favorable to the purchasers thereof than specified in the Company's notice. In the event the Company has not sold the New Securities within such one hundred twenty (120) day period (or sold and issued New Securities in accordance with the foregoing within sixty
(60) days from the date of such agreement), the Company shall not thereafter issue or sell any New Securities without first offering such New Securities to the Investors in the manner provided above.

          (d) The right of first offer granted under this Section 12 shall expire upon the closing of an underwritten public offering of the Company's securities registered under the Securities Act.

          (e) This right of first offer is assignable to any transferee acquiring at least 100,000 shares of Registrable Securities.

          (f) This right of first offer shall not apply with respect to any Investor if such Investor no longer owns any Shares or Common Stock issuable upon conversion thereof as of the date of the notice referred to above.

      13. Limitations on Registration Rights Granted to Other Securities.  From
          --------------------------------------------------------------
and after the date of this Agreement, the Company shall not enter into any agreement with any holder or prospective holder of any securities of the Company providing for the granting to such holder of any information or Registration rights, except that, with the consent of the Holders of a majority of the Registrable Securities then outstanding, additional holders may be added as parties to this Agreement with regard to any or all securities of the Company held by them. Any such additional parties shall execute a counterpart of this Agreement, and upon execution by such additional parties and by the Company, shall be considered an Investor for all purposes of this Agreement. The additional parties and the additional Registrable Securities shall be identified in an amendment to Schedule A hereto.

      14. Transfer of Rights.  The rights to information under Sections 2, 3 and
          ------------------
4, the right to cause the Company to Register securities, and the Right of First Offer under Section 12 granted by the Company to the Investors under this Agreement may be assigned by any Holder to a transferee or assignee of any Registrable Securities not sold to the public acquiring at least 100,000 shares (equitably adjusted for any stock splits, subdivisions, stock dividends, changes, combinations or the like) or, if less, 100% of such Holder's Registrable Securities; provided, however, that (i) the shares of Registrable Securities acquired by said transferee must constitute at least 20% of Holder's aggregate Registrable Securities immediately prior to the transfer, (ii) the Company must receive written notice prior to the time of said transfer, stating the name and address of said transferee or assignee and identifying the securities with respect to which such information and Registration rights are being assigned, (iii) shares obtained by partners of Holders pursuant to a partnership distribution may be aggregated, and (iv) the transferee or assignee of such rights must not be a person reasonably determined by the Board of Directors of the Company to be a competitor or potential competitor of the Company. Notwithstanding the limitation set forth in the foregoing sentence respecting the minimum number of shares which must be transferred, any Holder may transfer such Holder's rights under Sections 2, 3, 4, and 12 and the right of Registration to a Permitted Transferee without restriction as to the number or percentage of shares acquired.

      15. Market Stand-off.  Each Holder hereby agrees that, if so requested by
          ----------------
the Company and the Underwriter's Representative (if any), such Holder shall not sell or otherwise transfer any Registrable securities or other securities of the Company (except for any securities of the Company that may be purchased on the open market) during the 180-day period following the effective date of the Company's initial public offering of securities under a Registration Statement of the Company filed under the Securities Act or such lesser period as agreed to by the managing underwriter; provided, however, that all officers and directors of the Company are similarly restricted.

      16. Miscellaneous.
          -------------

          16.1 Entire Agreement; Successors and Assigns.  This Agreement
               ----------------------------------------
constitutes the entire contract between the Company and the Investors relative to the subject matter hereof. Any previous agreement between the Company and the Investors concerning registration rights, rights of first offer and other rights provided herein is superseded by this Agreement. Subject to the exceptions specifically set forth in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective executors, administrators, heirs, successors and assigns of the parties.

          16.2 Governing Law.  This Agreement shall be governed by and construed
               -------------
in accordance with the laws of the State of California applicable to contracts entered into and wholly to be performed within the State of California by California residents.

          16.3 Counterparts.  This Agreement may be executed in two or more
               ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          16.4 Headings.  The headings of the Sections of this Agreement are for
               --------
convenience and shall not by themselves determine the interpretation of this Agreement.

          16.5 Notices.  Any notice required or permitted to be given to a party
               -------
pursuant to the provisions of this Agreement will be in writing and will be effective upon (i) the date of personal delivery or delivery by facsimile, (ii) the business day after deposit with a nationally-recognized courier or overnight service, including Express Mail, for United States deliveries or (iii) five (5) business days after deposit in the United States mail by registered or certified mail for United States deliveries. All notices not delivered personally or by facsimile will be sent with postage and other charges prepaid and properly addressed to the party to be notified at the address set forth below such party's signature on this Agreement or at such other address as such party may designate by ten (10) days advance written notice to the other parties hereto. All notices for delivery outside the United States will be sent by facsimile, or by nationally recognized courier or overnight service. Any notice given hereunder to more than one person will be deemed to have been given, for purposes of counting time periods hereunder, on the date given to the last party required to be given such notice. Notices to the Company will be marked to the attention of the President and Chief Executive Officer.

          16.6 Amendment of Agreement.  This Agreement may be amended, or any
               ----------------------
provisions thereof waived, with the consent of the Company and the vote or written consent of holders of greater than sixty-seven percent (67%) of each class or series of the outstanding Registrable Securities. Notwithstanding anything herein to the contrary, in the event of a subsequent closing with an investor as provided for in Section 1.2 of the Purchase Agreement, such investor shall become a party to this Agreement as an "Investor" without the need for any consent, approval or signature of any Investor upon (i) receipt from such investor of a fully executed signature page hereto with the Company's consent and

(ii) payment of all consideration for the purchase by such investor of shares of Series E Preferred Stock pursuant to the terms of the Purchase Agreement.


                 [Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


The Company:                        ANDROMEDIA, INC.
                                    a California corporation


                                    By: /s/ Kent B. Godfrey
                                       ______________________________

                                    Title:___________________________

                                    Address:_________________________

                                    Investors
                                    _________________________________
                                    INVESTORS

                                    Investor: Investors
                                             ________________________
                                    By: /s/ Investors
                                       ______________________________
                                    Name: Investors
                                         ____________________________
                                            (Print Name of Signatory)

                                    Title:___________________________



    ***Signature Page to Amended and Restated Investors' Rights Agreement***

                                  SCHEDULE A

                             SCHEDULE OF INVESTORS
                             ---------------------

Series C Preferred Holders:
--------------------------

JK&B Capital, Inc.
JK&B Capital II, L.P.
Randolph Street Partners DIF, LLC
Transcorp c/f David I. Bostwick
Gotham Park Associates
Randolph Street Partners
W. Elridge Custer
Fairfield Development Company
Felice DiIorio and Lisa M. DiIorio JTWROS
Jim A. Youssef
WS Investment Company 97A
Trustee, WSGR Retirement Plan fbo Steven E. Bochner
Jeffrey A. Herbst
Thomas J. Martin

Series D Preferred Holders:
--------------------------

JK&B Capital, L.P.
JK&B Capital II, L.P.
The Travelers Insurance Company
UBS Capital II LLC
Westbury Capital Partners, L.P.
Keith W. Abell
Mary Capdevielle Ascher
Christian V. Bergmann
Jerome Buttrick
Fung Ching Chen
Paul E. Cohan
Peter S. Cohan
Suzanne H. Cohan
William D. Cohan
Kathleen Cotton
Christopher J. Dressel and Elizabeth Capdevielle Dressel, as Trustees
  of the 1998 Dressel Family Trust
Robert E. Esper
Alan J. Freedman
Milton H. Hieken

Dorothy E. Isacks
Leonard S. Isacks
W. Ronald Kops
Matranet SA
Robert B. Nolan
Brett J. Rome
Peter J. Scattini
Patricia Siders
Sippl Macdonald Ventures II, L.P.
Eugene L. Witt or Alice Witt TTEES

Certain Common Shareholders
---------------------------

O'Reilly & Associates
Tim O'Reilly
Dale Dougherty
Deepak Moorjani
Fenwick & West Investments

Series E Preferred Holders:
--------------------------

Ares Leveraged Investment Fund II, L.P.
Ares Leveraged Investment Fund, L.P.
C.E. Unterberg, Towbin Capital Partners I, L.P.
C.E. Unterberg, Towbin LLC
UT Technology Partners, LDC
Vivian Doremus
Alexander W. Hargrave
Lisa Kops-Wendel
Merrill Lynch, Pierce, Fenner & Smith Inc. for
  the Benefit of Kevin M. Kops
Kevin M. Kops and Beth L. Kops
Roy Jay Kops
Merrill Lynch, Pierce, Fenner & Smith for
  the Benefit of W. Ronald Kops
Pacific Technology Ventures USA LP
Ronald and Felicia Schack
Michael Simon
Sippl MacDonald Ventures II, L.P.
The Travelers Insurance Company
UBS Capital II LLC
Wesbury Equity Partners, L.P.
XL Capital LLC

ABS Employees' Venture Fund Limited Partnership
AM Co-Investments LLC
Richard A. Backer TTEE Richard A. Backer CPA
  PC PSP U/A Dated 10/6/95 FBO Richard A. Backer
Edward B. Bloom
James A. Casella
Fairfield Development Company
Alan J. Freedman
Zachary Gomes
Saul Herbst
Merrill Lynch, Pierce, Fenner & Smith Inc. for the Benefit
  of Barbara Lois Kops
Merrill Lynch, Pierce, Fenner & Smith for
  Jennifer Maria Kops - UTMA CT
Merrill Lynch, Pierce, Fenner & Smith Inc. for the
  Benefit of W. Ronald Kops
W. Ronald Kops and Barbara Lois Kops
Irwin Kornfeld
James V. McCloskey
James A. Moore
William P. Murphy Revocable Trust
James E. Spencer and Nancy C. Spencer
Eugene L. or Alice J. Witt TTEES UDT 8/16/83